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                                                                       EXHIBIT 5

                [LETTERHEAD OF THE REYNOLDS AND REYNOLDS COMPANY]


                                February 18, 2005



Board of Directors
The Reynolds and Reynolds Company
One Reynolds Way
Dayton, OH 45430

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         I am Executive Vice President, Operations, General Counsel and Secretary of The Reynolds and Reynolds Company (the "Company"). I have examined the Form S-8 Registration Statement (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 291,676 Class A Common Shares, no par value per share (the "Shares"), of the Company, issuable pursuant to the Company's 2004 ReyShare Plus Plan, 2004 Executive Stock Incentive Plan and Non-Employee Director Stock Compensation Plan (collectively, the "Plans").

         I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares under the Plans. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

Very truly yours,


/s/ Douglas M. Ventura
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Douglas M. Ventura,
Executive Vice President, Operations,
General Counsel and Secretary